UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 2, 2011

LITHIUM EXPLORATION GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-137481	06-1781911
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

3200 N. Hayden Road, Suite 300, Scottsdale, Arizona	85251
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 480-406-8220

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[     ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[     ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[     ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[     ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02	Departure of directors or principal officers; election of directors; appointment of principal officers

On the 21st day of January, 2011 we received consents to act from Brandon Colker and Jonathan Jazwinski. Mr. Colker and Mr. Jazwinski were consequently appointed as Directors of our company.

Our board of directors and officers now consists of Alexander Walsh, president, secretary, treasurer and director; Brandon Colker, director; and Jonathan Jazwinski, director;

Mr. Brandon Colker, 38 – Director

Director – Lithium Exploration Group
CEO - Sustainable Venture Capital

Brandon Colker, our newly appointed director, also acts as CEO of Sustainable Venture Capital, a company involved in private financial funding. Mr. Colker has been involved in real estate and corporate finance throughout his career, founding and operating a national brokerage and direct lending institution for close to a decade (Meridian Capital founded in 2002). Since 2000, Brandon has been instrumental in the marketing, sale and financing of commercial and residential assets through the development of industry related ventures. Brandon has significant relationships with domestic and international investment firms. His connections to private and institutional capital will be an instrumental part in the growth and success of Lithium Exploration Group.

Under Brandon’s leadership Sustainable Venture Capital has quickly become an international and domestic captain in the world of private money funding. An entrepreneur at heart, Brandon has founded four successful operations while positioning each company as models for corporate integrity (Meridian Capital 2002, CFT Capital 2007, and Sustainable Venture Capital 2009). Brandon’s vision and business acumen have made him a respected member of the finance community.

In May 1997, Brandon graduated from the University of California at Santa Barbara with a degree in Economics. Sustainable Venture Capital and CFT Capital’s transactions have included arranging senior or subordinated debt, revolving credit facilities, lease financing, or occasionally where they acted as a finder of private equity. Fundamentally, Brandon is a highly intelligent, focused and effective financier, covering many different types of industries and offering the following financial services:

  Mezzanine, subordinated, asset-backed or other structured debt for refinancing, re-structuring, bridge funding, turnarounds, difficult credit situations and special situations.
  Revolving credit lines for most types of accounts receivable and inventory financing.
  Term loan facilities and project financings for general expansions.
  Finance leases or operating leases for virtually all types of equipment.
  Larger scale real estate development financing.
  Selective finding of institutional and angel private equity for venture stage businesses.
  Venture lease and loan debt for early-stage companies that have raised some equity.
  A broad range of financing experience in hi-tech businesses.
  A special expertise and committed focus in financing services to the environmental industry.
  Wide range of transaction sizes from small ($1-Million) to large ($5- Billion), depending on the nature of the asset class or scope of work.
  Typical loan terms from 1 to 20 years and the lowest relative cost of capital available.
  An aggressive approach to equity financing and dilution issues.

Recent Transactions:

  Arranged S15Million for Palo Alto boutique hotel project.
  Arranged a $4.5 Million total credit facility (short & long term debt and equity over-advance) for two principal entrepreneurs to acquire on a highly leveraged basis, a small middle market commercial printing business in the Pacific Northwest.

Mr. Jonathan Jazwinski, 30 – Director

Director – Lithium Exploration Group
Mine Engineer – Freeport-McMoRan

Mr Jazwinski has a BS in Mining Engineering from the University of Arizona (graduated in 2004) and an MBA from the University of Phoenix (graduated in 2009). He began his career with SRK Consulting (from August 2004 to May 2005) working as a field engineer on BHP Billiton’s San Manuel Mine Closure Project. This project remains one of the largest, most comprehensive mine closures and environmental remediations to date. On site he managed environmental QA/QC testing and construction/demolition documentation. His current role is leading the short-range planning department at Freeport-McMoRan Sierrita, since May 2005. Responsibilities include equipment scheduling and production forecasting. His knowledge of geological formations, direct mining experience, and mining infrastructure experience will assist Lithium Exploration Group in its global acquisition and exploration efforts.

Past capacities at SRK and Freeport-McMoRan have involved construction and demolition projects, pit dewatering, ore control, surveying, QA/QC, equipment justification, appropriation requests, and mine operations supervision. Jonathan is knowledgeable in several mining specific software programs including MineSight, AcQuire, Aquila, CAES (Caterpillar’s Computer Aided Earthmoving System) and Dispatch.

Mr. Jazwinski is a member of the Society for Mining, Metallurgy and Exploration and has current MSHA (Mine Safety and Health Administration) certification for surface metal mining.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LITHIUM EXPLORATION GROUP, INC.

/s/ Alexander Walsh
Alexander Walsh
President, Secretary, Treasurer and Director

February 2 , 2011